PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 29th day of January, 2004

BETWEEN:

CANADIAN ZINC CORPORATION,
Suite 1202 - 700 West Pender Street,
Vancouver, British Columbia,  V6C 1G8

("CZN")

OF THE FIRST PART

AND:

TITAN LOGIX CORP.,
4130 – 93rd Street,
Edmonton, Alberta, T6E 5P5

("Titan")

OF THE SECOND PART

WHEREAS:

A.

By way of (i) a purchase agreement (the "1986 Purchase Agreement") dated for reference June 30, 1986 among Coopers & Lybrand Limited, Trustee in Bankruptcy of the Estate of Cadillac Explorations Ltd., a Bankrupt, Procan Exploration Company Limited and No. 182 Dynamic Endeavours Inc. ("Dynamic"), as amended by the Amending and Indemnity Agreement made as of March 13, 1992 between Titan Pacific Resources Ltd. and Nanisivik Mines Ltd., (ii) a grant of net smelter royalty (the "1987 Grant of NSR") dated October 13, 1987 between Procan Exploration Company Limited and Prairie Creek Holdings Limited and Coopers & Lybrand Limited, Trustee in Bankruptcy of the Estate of Cadillac Explorations Ltd., a Bankrupt, and (iii) an assignment and assumption of benefit of leases and contracts dated for reference September 5, 1989 between Coopers & Lybrand Limited, Trustee in Bankruptcy of the Estate of Cadillac Explorations Ltd., a Bankrupt and No. 182 Dynamic Endeavours Inc., Titan holds the Royalty (as defined below);

B.

By way of (i) the 1986 Purchase Agreement, (ii) an asset purchase agreement (the "1989 Asset Purchase Agreement") dated as of August 9, 1989 between Coopers & Lybrand Limited, Trustee in Bankruptcy of the Estate of Cadillac Explorations Ltd., a Bankrupt and No. 182 Dynamic Endeavours Inc., and (iii) a bill of sale dated September 5, 1989 (the "1989 Bill of Sale") between Coopers & Lybrand Limited, Trustee in Bankruptcy of the Estate of Cadillac Explorations Ltd., a Bankrupt and No. 182 Dynamic Endeavours Inc., Titan is the owner, subject to the CZN Option (as defined below), of an undivided 40% interest in the Physical Assets (as defined below);

C.

Dynamic amalgamated with Golden Titan Resources Ltd. on December 28, 1989 and continued as Titan Pacific Resources Ltd. and Titan Pacific Resources Ltd. changed its name to Titan Logix Corp. (the "Titan" that is the party to this Agreement) on July 2, 2002; and

D.

Titan has agreed to transfer and assign to CZN, and CZN has agreed to acquire from Titan, all of Titan's interest in the Mine and the assets related to the Mine, including without limitation the Royalty and Titan's undivided 40% interest in the Physical Assets.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is acknowledged by CZN and Titan, the parties agree as follows:

DEFINITIONS

1.

For the purposes of this Agreement and any Schedules hereto, the following words and phrases shall have the following meanings, namely:

(a)

"Mine" means the mine in the Nahanni Mining District of the Northwest Territories known as the Prairie Creek Mine;

(b)

"Physical Assets" mean the equipment, machinery, vehicles, tools, furniture and other assets in which Titan has an interest under the 1986 Purchase Agreement, the 1989 Asset Purchase Agreement and the 1989 Bill of Sale, the bulk of which are situate at or in the vicinity of the Mine or are or were intended for use at the Mine, including all buildings, improvements, mills, concentrators and fixtures situate on or appurtenant to or forming part of the Mine;

(c)

"Permitted Encumbrances" means the CZN Option;

(d)

"Royalty" means the net smelter royalty derived in the 1987 Grant of NSR; and

(e)

"CZN Option" means the option first created in the 1986 Purchase Agreement in favour of Procan Exploration Company Limited and transferred in an agreement made as of March 31, 1993 among Nanisivik Mines Ltd., San Andreas Resources Corporation and Titan Pacific Resources Ltd. to San Andreas Resources Corporation (now CZN) to purchase Titan's undivided 40% interest in and to the Physical Assets.

PURCHASE AND SALE

2.

Upon the terms and subject to the conditions of this Agreement, Titan agrees to sell, assign and transfer to CZN, and CZN agrees to purchase from Titan all of Titan's interest and rights in the Mine and the assets related to the Mine, including without limitation, the Royalty and Titan's undivided 40% interest in the Physical Assets (collectively, the "Assets").

3.

The purchase price payable by CZN to Titan for the Assets will be 300,000 common shares of CZN (the "Shares") and 250,000 common share purchase warrants of CZN (the "Warrants"), each Warrant exercisable for one common share of CZN at an exercise price of $1.25 per share for the  period  expiring June 22, 2005.

REPRESENTATIONS AND WARRANTIES

4.

(a)

Titan represents and warrants to CZN that:

(iii)

it has been duly incorporated and validly exists as a company under the laws of its jurisdiction of organization and is, under the laws of the Northwest Territories, legally entitled to hold the Assets, including without limitation the Physical Assets and the Royalty, and will remain so entitled until all interests of Titan in the Assets have been duly transferred to CZN as contemplated hereby;

(iv)

it is the sole beneficial owner of the Royalty and of a 40% undivided interest in the Physical Assets free and clear of all liens, charges, encumbrances and claims of others, except for the Permitted Encumbrances, and no taxes or rentals are due in respect of any thereof;

(v)

there is no adverse claim or challenge against or to the ownership of or title to Titan's interest in the Assets, including without limitation the Physical Assets or the Royalty, nor to the knowledge of Titan is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Assets, with the exception of the Permitted Encumbrances;

(vi)

without limiting the generality of the foregoing representations and warranties, Titan is not required by any agreement to which it is a party to obtain the consent of any other party to execute or perform this Agreement, or to transfer the Assets, including without limitation the Royalty or its interest in the Physical Assets to CZN.

(vii)

Titan has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the constating documents of Titan or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Titan is a party or by which it is bound or to which it may be subject;

(viii)

no proceedings are pending for, and Titan is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of Titan, or the placing of Titan in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(ix)

Titan has supplied to CZN all data and information in its possession or control regarding the Assets, including without limitation the Physical Assets and the Royalty;

(x)

Titan is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to CZN in order to prevent the representations in this Article 4 from being materially misleading;

(xi)

the Assets are not the whole or substantially the whole of the undertaking of Titan;

(xii)

Titan is a resident of Canada for the purposes of the Income Tax Act (Canada);

(xiii)

Titan has received a total of $1.8 million dollars that has been credited to the maximum $10 million owing under the Royalty; and

(xiv)

Titan has received such legal advice in connection with this Agreement as it considers appropriate from its own solicitor(s) and has not received or relied upon any representation or advice respecting the terms of this Agreement from CZN, the solicitors for CZN or any other representative of CZN.

(b)

The representations and warranties contained in this Article 4 are provided for the exclusive benefit of CZN and CZN has relied upon them in entering into this Agreement.  A breach of any one or more of the representations and warranties may be waived by CZN in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this paragraph shall survive the execution hereof.

5.

(a)

CZN represents and warrants to Titan that:

(i)

it has been duly incorporated and validly exists as a company under the laws of its jurisdiction of organization;

(i)

CZN has obtained all regulatory and exchange approvals required to issue the securities described in Article 3;

(i)

CZN has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the constating documents of CZN or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which CZN is a party or by which it is bound or to which it may be subject;

(ii)

no proceedings are pending for, and CZN is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of CZN, or the placing of CZN in bankruptcy or subject to any other laws governing the affairs of insolvent persons; and

(iii)

CZN is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to Titan in order to prevent the representations in this Article 5 from being materially misleading.

(b)

The representations and warranties contained in this Article 5 are provided for the exclusive benefit of Titan and Titan has relied upon them in entering into this Agreement.  A breach of any one or more of the representations and warranties may be waived by Titan in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this paragraph shall survive the execution hereof.

6.

All representations, warranties, covenants and agreements made by CZN and Titan, respectively, in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing.

CLOSING

7.

Subject to the terms and conditions of this Agreement, the purchase and sale contemplated herein will be completed at 11:00 a.m. on January 27, 2004 or at such other time and date agreed upon in writing between the parties (the "Time Of Closing").

8.

At the closing:

(a)

Titan will deliver or cause to be delivered to CZN all deeds of conveyance, bills of sale, transfers and assignments, in form and content satisfactory to CZN's counsel, appropriate to effectively vest a good and marketable title to the Assets, including without limitation the Royalty and Titan's undivided 40% interest in the Physical Assets, in CZN, and immediately registrable in all places where registration of such instruments is required or desired; and

(b)

CZN will deliver or cause to be delivered to Titan or as Titan may direct the Shares and the Warrants.

WAIVER OF BULK SALES ACT

9.

The parties hereto agree to waive compliance with the Bulk Sales Act (Northwest Territories) to the extent that it is applicable.

NOTICES

10.

(a)

Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by fax or sent by prepaid registered mail deposited in a Post Office in Canada or the United States addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified below:

If to CZN:

Canadian Zinc Corporation,
Suite 1202 - 700 West Pender Street,
Vancouver, British Columbia,  V6C 1G8

Attention:

President
Fax No.:

(604) 688-2043

If to Titan:

Titan Logix Corp.,
4130 – 93rd Street,
Edmonton, Alberta, T6E 5P5

Attention:

President
Fax No.:

(780) 450-8369

The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered by hand, the day after sending if sent by fax, or, if given by registered mail, shall be deemed to be the fifth day after mailing except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

(b)

Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

11.

(a)

Time shall be of the essence of this Agreement.

(b)

This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, previously existing between parties in respect of the subject matter of this Agreement, including a letter agreement dated December 31, 2003.

(c)

No consent or waiver express or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach of default.

(d)

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Assets.

(e)

All references to sums of money herein shall be deemed to be references to lawful currency of Canada.

(f)

This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

(g)

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF

)

CANADIAN ZINC CORPORATION

)

was hereunto affixed in the presence of:

)

)

”   John F. Kearney”

)

C/S

(Authorized Signatory)

)

THE CORPORATE SEAL OF

)

TITAN LOGIX CORP.

)

was hereunto affixed in the presence of:

)

)

”  Les Evans”

)

C/S

(Authorized Signatory)

)